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                                                                    EXHIBIT 23.1


                    [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]


CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Registration Statement of Johnson & Johnson on Form S-8, relating to the Gynecare, Inc., 1994 Stock Plan and the Gynecare, Inc., 1995 Director Option Plan, of our reports dated January 20, 1997, on our audits of the consolidated financial statements and financial statement schedule of Johnson & Johnson and subsidiaries as of December 29, 1996 and December 31, 1995, and for each of the three fiscal years in the period ended December 29, 1996, which reports are incorporated by reference in the Annual Report on Form 10-K.



                                        /s/ COOPERS & LYBRAND L.L.P.


New York, New York
November 19, 997